Exhibit 99.1
Green Builders, Inc. Reports on Exchange Listing
With NYSE Alternext US

Austin, TX - January 28, 2009 - Green Builders, Inc. (NYSE Alternext US:GBH) (the “Company”) today announced it has received notice from the staff of the NYSE Alternext US LLC (formerly the American Stock Exchange) (the “Exchange”) that the Company is currently considered to be noncompliant with certain listing requirements of the Exchange.

Specifically, the notice cited that the Company is not in compliance with the Exchange Company Guide as follows: (i) the Company has stockholders’ equity of less than $2,000,000 and losses from continuing operations and net losses in two of its three most recent fiscal years (Section 1003(a)(i)); (ii) the Company has stockholders’ equity of less than $4,000,000 and losses from continuing operations and net losses in three of its four most recent fiscal years (Section 1003(a)(ii)); (iii) the Company has stockholders’ equity of less than $6,000,000 and losses from continuing operations and net losses in its five most recent fiscal years (Section 1003(a)(iii)); and (iv) the Company has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether the Company will be able to continue operations and meet its obligations as they mature (Section 1003(a)(iv)).

The Company has been afforded the opportunity to submit a plan of compliance to the Exchange by February 23, 2009 that demonstrates the Company’s ability to regain compliance with Section 1003(a)(iv) of the Company Guide by July 23, 2009 and Sections 1003(a)(i)-(iii) of the Company Guide within a maximum of 18 months. The Company will evaluate whether or not it will submit a Plan. If the Exchange accepts the Plan, then the Company may be able to continue its listing during the plan period, during which time the Company will be subject to periodic review to determine whether it is making progress consistent with the Plan. If the Company fails to submit a Plan acceptable to the Exchange, or even if accepted, if the Company is not in compliance with the continued listing standards at the end of the plan period or the Company does not make progress consistent with the Plan during such period, then the Exchange would be expected to initiate delisting proceedings.

The Company's common stock continues to trade on Exchange. The Exchange has advised the Company that the Exchange is utilizing the financial status indicator fields in the Consolidated Tape Association's Consolidated Tape System and Consolidated Quote Systems Low Speed and High Speed Tapes to identify companies that are in noncompliance with the Exchange's continued listing standards. Accordingly, the Company will become subject to the trading symbol extension ".BC" to denote such noncompliance.

The Company intends to explore all of its options and at this time does not know whether it will be able to take the steps to regain compliance with the Exchange’s continued listing standards within the time frame noted above.